Exhibit 10.58
Valeant Pharmaceuticals North America
One Enterprise
Aliso Viejo, CA 92656
December 19, 2007
InterMune, Inc.
3280 Bayshore Boulevard
Brisbane, California 94005
Re:	Product Acquisition Agreement (the “Product Acquisition Agreement”) dated as of November 28, 2005 by and between InterMune, Inc. (“Seller”) and Valeant Pharmaceuticals North America (“Buyer”) – Transition Trademark License
Ladies and Gentlemen,
In connection with the Product Acquisition Agreement, Buyer and Seller wish to amend the terms of the transition trademark license granted pursuant to the terms of Section 8.4 thereof, effective as of the date hereof. Capitalized terms used herein without definition shall have the meaning ascribed to them in the Product Acquisition Agreement.
1. The term of the license set forth in Section 8.4(a) of the Product Acquisition Agreement (“Transition Trademark License”) is hereby extended from the date that is twenty-four (24) months after the Closing up to and through June 30, 2008; and
2. Pursuant to Section 8.4(d) of the Product Acquisition Agreement, Seller hereby consents to the assignment by Buyer of the Transition Trademark License to a Third Party that acquires from Buyer the entire Product Business previously acquired by Buyer from Seller provided that (a) with respect to the Transition Trademark License such acquirer agrees in writing to abide by the provisions of Section 8.4 of the Product Acquisition Agreement, (b) such acquirer may not further assign such Transition Trademark License, and (c) the Transition Trademark License is used only in the Territory to permit such acquirer to sell Inventory that exists in saleable form as of the date that such acquirer acquires the Product Business and such use in connection with the sale of such Inventory by acquirer complies with all applicable governmental and regulatory laws and regulations. In no event shall any assignment of the Transition Trademark License to such acquirer be deemed to relieve Buyer of its liabilities or obligations to Seller under the Product Acquisition Agreement and Buyer acknowledges and agrees that it shall remain fully and unconditionally obligated and responsible for the full and complete performance of all of its obligations under the Product Acquisition Agreement, including but not limited to the Transition Trademark License.
Except as expressly amended herein, all terms and conditions contained in the Product Acquisition Agreement remain unchanged and the Product Acquisition Agreement shall continue and remain in full force and effect.

If the agreements and understandings contained in this letter agreement are acceptable to Seller, please indicate such approval by signing this letter in the space indicated below and return a fully executed copy of this letter to Buyer.
Sincerely,
/s/ Richard K. Masterson, Jr.
Richard K. Masterson, Jr.
Sr. Vice President
Global Commercial Development
Accepted and Agreed
InterMune, Inc.

By:	/s/ Daniel G. Welch Daniel G. Welch
President and Chief Executive Officer